Ralph B. Levy Named to RenaissanceRe Board of Directors

Pembroke, Bermuda, August 14, 2007 — RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today that its Board of Directors has named Ralph B. Levy, 61, as a member of its Board of Directors.

Mr. Levy is a Senior Partner in the Atlanta headquarters office of King & Spalding LLP, a leading global law firm, where he served as Managing Partner from 1993 to 1999. Since 2000 he has served on the Board of Directors of Attorneys’ Liability Assurance Society, Ltd. (ALAS), a Bermuda-based mutual insurance company which reinsures professional liability and management liability coverages of large law firms written by its U.S. subsidiary, Attorneys’ Liability Assurance Society, Inc., on whose Board of Directors Mr. Levy also serves. He served as Chairman of ALAS from 2004 through 2006 and has held leadership roles on several of its board committees.

W. James MacGinnitie, Chairman of the Board of Directors, said, “I am very pleased to welcome Ralph Levy to RenaissanceRe. Ralph has had a distinguished career as a counselor to many financial services companies and we look forward to his contributions as a member of the RenaissanceRe Board of Directors.”

Neill A. Currie, Chief Executive Officer, said, “Ralph’s experience, including substantial experience with the insurance and reinsurance industries, makes him an ideal candidate for our Board. His knowledge and judgment will be invaluable as we continue our focus on RenaissanceRe’s growth and development.”

Mr. Levy received his J.D., cum laude, from the University of Pennsylvania Law School, and his B.S., cum laude, from Lehigh University. He served as a Lieutenant in the U.S. Navy Judge Advocate General’s Corps from 1971-1974, receiving the Navy Commendation Medal, before joining King & Spalding in 1974.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe

Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly report on Form 10-Q for the quarter ending June 30, 2007.

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INVESTOR CONTACT:	MEDIA CONTACT:
Fred R. Donner	David Lilly or Dawn Dover
Executive Vice President or	Kekst and Company
Todd R. Fonner	(212) 521-4800
Senior Vice President
RenaissanceRe Holdings Ltd.
(441) 295-4513